UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 3, 2007

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2007, MF Global Ltd.’s (the “Registrant’s”) U.S. operating subsidiary, MF Global Inc., and one of its former employees, Thomas Gilmartin, entered into an agreement with Stephen J. Harmelin, a court-appointed Receiver ad litem and C. Clark Hodgson, Jr., the predecessor court-appointed Receiver, for the Philadelphia Alternative Asset Management Company, LLC and all of its partners, affiliates and related entities including Philadelphia Alternative Asset Fund, LP, for the purpose of settling litigation brought against MF Global Inc. and one of its employees by the Receiver ad litem (the “Settlement Agreement”). The lawsuit is described in the Registrant’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2007.

The material terms of the Settlement Agreement obligate MF Global Inc. to pay $69 million to resolve all disputes between the parties, together with $6 million representing the payment of a portion of the plaintiff’s expenses, with such amounts to be paid to a restoration fund for the benefit of receivership investors. The Settlement Agreement further provides for the full release of all parties from further claims or suits and the dismissal of the action with prejudice. The Settlement Agreement is subject only to approval by the United States District Court for the Eastern District of Pennsylvania

The foregoing description is qualified in its entirety by the terms of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

A copy of the Registrant’s press release relating to the Settlement Agreement is furnished as Exhibit 99.1 hereto.

Item 9.01 Exhibits

(a) None

(b) None

(c) None

(d) Exhibits:

10.1	Settlement Agreement dated December 3, 2007 by and among Stephen J. Harmelin and C. Clark Hodgson, Jr., as receivers for Philadelphia Alternative Asset Management Company, LLC and related entities, MF Global Inc. and Thomas Gilmartin

99.1	Press release of MF Global dated December 3, 2007 relating to the Settlement Agreement referred to in Exhibit 99.1 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: December 7, 2007	By:	/s/ Howard S. Schneider
Howard S. Schneider, General Counsel

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